Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER RESULTS

AND REAFFIRMS 2005 OUTLOOK

Irvine, Calif., May 5, 2005, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s largest non-prime mortgage finance companies, today reported results for the three months ended March 31, 2005.

First Quarter 2005 Financial Highlights

•	REIT portfolio provided enough REIT taxable income for entire quarterly dividend
•	Increased total mortgage loan portfolio by $2.6 billion to $15.8 billion
•	Earnings-per-share (EPS) of $1.48

Reaffirms 2005 Guidance

•	Dividend guidance of $6.50 per share or more
•	EPS guidance of $9.00 or more
•	Production guidance of $45 billion or more

“Our first quarter 2005 results provide a solid foundation to deliver record financial results for fiscal 2005 despite a competitive marketplace and a rising interest rate environment,” said Robert K. Cole, Chairman of the Board and Chief Executive Officer. “We are very pleased that our first quarter REIT taxable income fully covers the first quarter dividend and confirms the strength of our REIT portfolio. These results, coupled with our expected REIT portfolio performance for the remainder of the year, reaffirm our expectation that we will deliver a dividend of $6.50 per share or more this year and provide a strong base from which to build the 2006 dividend. Areas of primary emphasis for 2005 will be cost savings initiatives, credit quality and loan servicing practices, all of which are controllable business functions that are significant contributors to profitability, portfolio performance and dividend growth.”

Mortgage Loan Portfolio

The company added $3.8 billion to its REIT mortgage loan portfolio in the first quarter of 2005, bringing the balance of that portfolio to approximately $12.3 billion, including $1.6 billion in loans held for investment not yet securitized. In April, the company securitized an additional $3.0 billion in its REIT portfolio.

The average REIT portfolio balance for the quarter was $10.5 billion and net interest income from this portfolio was $64.4 million. These results reflect a significant increase compared with fourth quarter 2004 net interest income of $44.3 million due primarily to the continued growth of this portfolio.

The company also has a portfolio of loans held at its taxable REIT subsidiary (TRS) that had a balance of $3.5 billion at March 31, 2005. The combination of the REIT and TRS mortgage loan portfolios bring the total mortgage portfolio balance to $15.8 billion as of March 31, 2005.

Delinquencies and losses in the company’s mortgage loan portfolio continue to significantly outperform securitizations executed prior to 2003 due primarily to higher credit quality, the strength of our servicing platform and improved underwriting controls and appraisal review process. Delinquency rates and cumulative loss experience for the portfolio are trending better than previously anticipated.

“We are on track to deploy the capital allocated to build our REIT portfolio,” said Patti M. Dodge, Executive Vice President and Chief Financial Officer. “Going forward we expect to make future portfolio investment decisions based on the market environment at the time and after giving consideration to the prudent use of leverage.”

TRS Operations

Production Volume

The company originated $10.3 billion of mortgage loans in the first quarter 2005, a 22 percent increase compared with the $8.4 billion originated for the same period in 2004. The recent launch of the Home123® retail brand and the expansion of the company’s sales teams contributed to the increase in production. “We are pleased with the growth that we have experienced from the Home123 roll-out, which resulted in our retail loan production now representing 11.5 percent of total production compared with 8.8 percent in the first quarter of last year,” said Mr. Cole. “Additionally, our April 2005 production volume of $4.5 billion keeps us on track to exceed our 2005 loan production goal of $45 billion.”

Net Operating Margin

In the first quarter of 2005, the company sold approximately $6.52 billion, or 64 percent, of its loan production, resulting in a gain on sale of 2.99 percent. As expected, this net execution declined modestly compared with the fourth quarter of 2004 due to the current competitive and interest rate environments.

First quarter loan acquisition costs of 2.36 percent decreased slightly compared with the 2.38 percent in the fourth quarter of 2004. While first quarter loan acquisition costs are typically higher than the rest of the year due to seasonality, our lower loan acquisition costs reflect changes in production compensation plans effective at the beginning of the year and the impact of cost control strategies implemented in the first quarter. “As a result of the recent increase in production volume, coupled with our cost control strategies, we expect loan acquisition costs to be below 2 percent for the second half of 2005. In fact, our preliminary analysis indicates April loan acquisition costs were approximately 2 percent,” said Dodge.

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total expenses as reflected in the income statement. New Century believes that the presentation of loan acquisition costs provides useful information to investors regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do using the most directly comparable GAAP measure. Management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Net operating margin decreased slightly to 1.07 percent for the first quarter of 2005 compared with 1.13 percent in the fourth quarter of 2004, primarily due to lower gain-on-sale execution.

Other TRS Operations

At March 31, 2005, the company’s mortgage loan servicing portfolio totaled $26.1 billion, of which $14.3 billion represented loans held for investment, $3.9 billion represented loans held for sale, $2.3 billion represented servicing rights retained and $5.6 billion represented interim servicing. Included in our portfolio of mortgage loans held for investment is a securitization pool with an outstanding balance at March 31, 2005 of $1.5 billion that is serviced by a third party. Additionally, the balance of mortgage loans serviced by others that underlie certain residual assets was $881.8 million.

The company’s TRS operations include income from its real estate mortgage investment conduit (REMIC) portfolio, residual assets and servicing income both from the loans the company services for its REIT as well as loans serviced for third parties. These operations provide a meaningful contribution to the profitability of the company’s TRS.

Earnings-per-Share

The combined net earnings from the REIT and TRS for the first quarter 2005 totaled $84.8 million, or $1.48 per share. “Our first quarter earnings were stronger than we had anticipated due to increased prepayment charges and gains from hedging our REIT portfolio – both of which resulted from volatility in the interest rate environment in the latter part of the quarter, as well as continued favorable loss experience. For the full year 2005, we continue to expect EPS to be $9.00 or more,” said Ms. Dodge.

Outlook and Strategy

“While we recognize that 2005 has been and will continue to be a challenging year due to rising interest rates, moderating home-price appreciation and the competitive landscape, we believe our business model strategically positions the company to continue delivering solid returns to our stockholders. Our strong performance supports our plan to deliver a dividend of $6.50 per share or more in 2005 and a 10 percent dividend increase in 2006,” stated Mr. Cole.

“That our portfolio is providing such a significant source of our income during this period of compressing margins is a testament to the benefits of diversifying our income sources in a tax-efficient manner through our REIT strategy. We remain confident that our REIT structure and our balance sheet strategy will provide our shareholders the best total returns over the long term,” concluded Mr. Cole.

2005 Annual Meeting of Stockholders

The company will host its 2005 Annual Meeting of Stockholders on May 17, 2005, at 9:00 a.m. PDT, at the company’s corporate headquarters located at 18400 Von Karman, Suite 1000, Irvine, California 92612. The company’s board of directors designated the close of market on March 15, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. Additionally, the meeting will be webcast live and archived on the Investor Relations’ section of the company’s Web site at www.ncen.com.

Results Conference Call and Webcast Information

The company will host a conference call today at 8:00 a.m. PDT to discuss its first quarter results. To participate on the call, dial (800) 798-2796 or (617) 614-6204 and use passcode 54671989. The accompanying slide presentation will be available on the Investor Relations section of the company’s Web site at www.ncen.com 30 minutes prior to the call. A replay of the call will be available from 10:00 a.m. PDT on May 5, 2005 through 9:00 a.m. PDT on May 12, 2005. The replay number is (888) 286-8010 or

(617) 801-6888 and the passcode is 94011816. Additionally, the call will be available via live or archived webcast on the Web site listed above.

About New Century Financial Corporation

New Century Financial Corporation is a real estate investment trust and parent company of one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of March 31, 2005, New Century originated loans through 73 sales offices operating in 29 states and 25 regional processing centers operating in 15 states and employed approximately 5,300 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s 2005 dividend guidance of $6.50 per share or more; (ii) the company’s 2005 EPS guidance of $9.00 or more; (iii) the company’s 2005 production guidance of $45 billion or more; (iv) the company’s belief that its first quarter 2005 results provide a solid foundation to deliver record financial results for fiscal 2005 despite a competitive marketplace and a rising interest rate environment; (v) the company’s expectations with respect to its REIT portfolio performance for the remainder of the year; (vi) the company’s belief that its first quarter 2005 results, coupled with its expected REIT portfolio performance for the remainder of the year, reaffirm its expectation that it will deliver a dividend of $6.50 or more per share and provide a strong base from which to build the 2006 dividend; (viii) the company’s expectations that its areas of primary emphasis for 2005 will be cost saving initiatives, credit quality and loan servicing practices; (ix) the company’s belief that cost saving initiatives, credit quality and loan servicing practices are controllable business functions that are significant contributors to profitability, portfolio performance and dividend growth; (x) the company’s belief that delinquency rates and cumulative loss experience for its mortgage loan portfolio are trending better than anticipated; (xi) the company’s belief that it is on track to deploy the capital allocated to build its REIT portfolio; (xii) the company’s expectation that it will make future portfolio investment decisions based on the market environment at the time and after giving consideration to the prudent use of leverage; (xiii) the company’s projection that its April 2005 loan production volume keeps it on track to exceed its 2005 loan production goal of $45 billion; (xiv) the company’s expectation that its recent increase in production volume, coupled with its cost control strategies, will result in loan acquisition costs of less than 2 percent for the second half of 2005; (xv) the company’s projections with respect to its April 2005 loan acquisition costs; (xvi) the company’s belief that its business model strategically positions the company to continue delivering solid returns to its stockholders; (xvii) the company’s belief that its strong performance supports its plan to deliver a dividend of $6.50 per share or more in 2005 and a 10 percent dividend increase in 2006; and (xvii) the company’s belief that its REIT structure and balance sheet strategy will provide its shareholders the best total returns over the long term. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the company’s ability to grow its portfolio; (viii) the company’s ability to continue to maintain low loan acquisition costs; (ix) the potential effect of new state or federal laws and regulations; (x) the company’s ability to maintain adequate credit facilities to finance its business; (xi) the outcome of litigation or regulatory actions pending against the company; (xii) the company’s ability to adequately hedge its residual values; (xiii) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance; (xiv) the assumptions underlying the company’s risk management practices; and (xv) the ability of the servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking statements contained in this press release.

NEW CENTURY FINANCIAL CORPORATION

Unaudited Selected Financial Data

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Interest income	$331,071	$153,128
Interest expense	(162,081)	(55,964)

Net interest income	168,990	97,164
Provision for losses on mortgage loans held for investment	(30,238)	(19,869)

Net interest income after provision for losses	138,752	77,295
Other operating income:
Gain on sale of mortgage loans	139,752	201,976
Servicing income	6,722	5,896
Other income	3,873	0

Total other operating income	150,347	207,872

Other operating expenses:
Personnel	128,522	80,966
General and administrative	41,775	29,832
Advertising and promotion	19,832	13,565
Professional services	7,806	4,337

Total operating expenses	197,935	128,700

Earnings before income taxes	91,164	156,467

Income taxes	6,404	69,222

Net earnings	$84,760	$87,245

Basic earnings per share	$1.55	$2.64
Diluted earnings per share	$1.48	$2.11

Basic weighted average shares outstanding	54,779	32,997
Diluted weighted average shares outstanding	57,267	42,016

Unaudited Balance Sheet Data

(in thousands)

	March 31, 2005	December 31, 2004	March 31, 2004
Cash and cash equivalents (1)	$880,130	$842,854	$353,414
Restricted cash	480,800	454,035	208,323
Mortgage loans held for sale, net	3,874,414	3,922,865	2,956,936
Mortgage loans held for investment, net	15,836,203	13,195,324	5,999,277
Residual interests in securitizations	143,928	148,021	170,925
Other assets	511,933	488,845	116,309

Total assets	$21,727,408	$19,051,944	$9,805,184

Credit facilities on mortgage loans held for sale	$3,651,181	$3,704,268	$2,798,080
Financing on mortgage loans held for investment, net	15,692,270	13,105,973	5,991,753
Convertible senior notes, net	5,407	5,392	205,061
Other liabilities	414,787	357,746	192,532
Total stockholders’ equity	1,963,763	1,878,565	617,758

Total liabilities and stockholders’ equity	$21,727,408	$19,051,944	$9,805,184

Book value per share (diluted)	$34.39	$32.90	$19.70

(1)	Cash and liquidity, which includes available borrowing capacity, was $1.0 billion at March 31, 2005, $987.4 million at December 31, 2004 and $389.2 million at March 31, 2004

REIT Mortgage Loan Portfolio Vintage Data at March 31, 2005

(in thousands)

	2005(1)	2004	2003	Total(1)
Initial collateral pool	$2,991,324	$8,431,735	$1,137,894	$12,560,953
Current collateral pool	$2,935,479	$7,241,195	$599,820	$10,776,494
Delinquency (60+ days)	0.00%	1.42%	5.30%	1.26%
Cumulative losses to date	0.00%	0.00%	0.08%	0.00%
Projected cumulative losses over life	3.33%	2.88%	2.49%	2.98%
Weighted average life in years	2.21	2.94	2.18	2.70

(1)	The table above does not include the collateral balance or performance data related to the $1.6 billion of loans that are held for investment at the REIT, but are not yet securitized. These loans have zero delinquency and zero cumulative losses to date.

TRS Mortgage Loan Portfolio Vintage Data at March 31, 2005

(in thousands)

	2004	2003	Total
Initial collateral pool	$1,679,397	$3,808,887	$5,488,284
Current collateral pool	$1,524,208	$1,946,058	$3,470,266
Delinquency (60+ days)	1.01%	3.81%	2.62%
Cumulative losses-to-date	0.00%	0.07%	0.05%
Projected cumulative losses over life	1.72%	1.79%	1.76%
Weighted average life in years	3.78	3.01	3.34

REIT Portfolio Net Interest Spread

	1Q05		4Q04
	GAAP	Tax	GAAP	Tax
Average portfolio balance (in thousands)	$10,466,492		$6,714,931
Gross interest spread (1)	4.46%	4.46%	4.60%	4.60%
Annual losses (2)	(1.11)%	(0.03)%	(1.06)%	—%
Amortization of capitalized costs (3)	(0.43)%	(0.58)%	(0.47)%	(0.48)%
Servicing costs / fees	(0.46)%	(0.46)%	(0.43)%	(0.43)%

Net interest spread	2.46%	3.39%	2.64%	3.69%
Other REIT expenses, net of other income	(0.02)%	(0.02)%	(0.09)%	(0.09)%

REIT income (in thousands)	$64,053	$88,231	$42,849	$60,425
REIT earnings-per-share (4)	$1.12	$1.54	$0.75	$1.06

(1)	Gross interest spread equals interest income less interest expense
(2)	Annual losses on a GAAP basis are equal to the provision for losses of $29.2 million and $17.8 million for 1Q05 and 4Q04, respectively. Annual losses on a tax basis are equal to actual losses incurred of $672,000 and $232,000 for 1Q05 and 4Q04, respectively
(3)	Amortization of capitalized costs on a tax basis includes additional amortization of intercompany gains of $4.3 million for 1Q05 and amortization of intercompany gains was immaterial for 4Q04.
(4)	Based upon 57.3 million shares outstanding for 1Q05 and 4Q04.

Roll-Forward of Loan Loss Allowance

(in thousands)

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$54,444	$35,783	$90,227	$—	$26,251	$26,251
Additions	$29,151	$1,087	$30,238	$—	$19,869	$19,869
Charge-offs	$(1,594)	$(1,376)	$(2,970)	$—	$(524)	$(524)

	$82,001	$35,494	$117,495	$—	$45,596	$45,596

Mortgage Loan Production Data

(in thousands)

	Three Months Ended March 31,
	2005	%	2004	%
Wholesale	$9,073,489	88.5%	$7,695,006	91.2%
Retail	1,178,078	11.5%	741,350	8.8%

Total	$10,251,567	100.0%	$8,436,356	100.0%

Fixed rate	$2,326,579	22.7%	$2,325,645	27.6%
Adjustable rate:
Traditional	5,183,419	50.6%	5,148,082	61.0%
Interest only	2,741,569	26.7%	962,629	11.4%

Total	$10,251,567	100.0%	$8,436,356	100.0%
Refinance	$6,627,610	64.6%	$5,951,982	70.6%
Purchase	3,623,957	35.4%	2,484,374	29.4%

Total	$10,251,567	100.0%	$8,436,356	100.0%

Credit Quality of Mortgage Loan Production

	Three Months Ended 3/31/05				Three Months Ended 3/31/04
Risk Grades	Production (in thousands)%		Wtd. Avg. LTV (1) Ratio	FICO Score	Production (in thousands)%		Wtd. Avg. LTV (1) Ratio	FICO Score
AA	$7,961,369	77.7	82.5%	640	$6,112,500	72.5	83.5%	635
A+	989,807	9.7	79.0%	597	981,884	11.6	80.2%	594
A-	559,123	5.4	76.2%	576	638,241	7.6	76.7%	574
B	372,367	3.6	73.3%	563	370,050	4.4	74.3%	562
C/C-	300,179	2.9	67.8%	557	298,555	3.5	68.7%	549

Subtotal	$10,182,845	99.3	81.0%	627	$8,401,230	99.6	81.7%	619
Commercial	68,722	0.7	N/A	N/A	28,524	0.3	N/A	N/A
Private label prime	—	0.0	N/A	N/A	6,602	0.1	N/A	N/A

Total	$10,251,567	100.0	81.0%	627	$8,436,356	100.0	81.7%	619

(1)	Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages

TRS Net Operating Margin

	1Q05	4Q04	3Q04	2Q04	1Q04
Gain-on-sale	2.99%	3.03%	3.34%	4.27%	3.82%

Net interest carry during holding period (1)	0.44%	0.48%	0.71%	0.48%	0.58%

Loan acquisition cost (2)	(2.36)%	(2.38)%	(2.32)%	(2.08)%	(2.35)%

Net operating margin (2)	1.07%	1.13%	1.73%	2.67%	2.05%

(1)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period
(2)	Loan acquisition costs and net operating margin are non-GAAP financial measures; reconciliation to GAAP in table below

Loan Acquisition Costs

	1Q05	4Q04	3Q04	2Q04	1Q04
Points and fees:
Wholesale	(0.76)%	(0.88)%	(0.70)%	(0.69)%	(0.73)%
Retail	3.05%	3.14%	3.33%	3.21%	3.70%
Net points and fees	(0.34)%	(0.50)%	(0.30)%	(0.33)%	(0.36)%
Overhead	(2.02)%	(1.88)%	(2.02)%	(1.75)%	(1.99)%

Loan acquisition costs	(2.36)%	(2.38)%	(2.32)%	(2.08)%	(2.35)%

As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Secondary Market Transactions

(in thousands)

	Three Months Ended
	3/31/05		3/31/04
	Amount	% of Sales	Amount	% of Sales
Whole loan sales	$6,451,298	67.8%	$7,309,153	99.4%
Discounted loan sales	65,566	0.7%	40,522	0.6%

Total sales	$6,516,864	68.5%	$7,349,675	100.0%
Securitizations structured as financings	2,991,324	31.5%	—	0.0%

Total secondary market transactions	$9,508,188	100.0%	$7,349,675	100.0%
Total secondary market transactions as a % of production volume	92.7%		87.1%

Gain-on-Sale of Loans

(in thousands)

	Three Months Ended
	3/31/05		3/31/04
	$	% Gain	$	% Gain
Whole loan sales	$188,685		$283,639
Mortgage servicing rights	7,164		—

	$195,849	3.04	$283,639	3.88
Loss on loans sold at a discount	(1,300)		(3,076)
Adjustments to loss allowance	—		—

Net execution	$194,549	2.99	$280,563	3.82
Premiums paid to acquire loans (1)	(73,221)		(67,779)
Hedge gain (loss) (2)	495		(2,132)
Fair value adjustment	(1,330)		1,442
Net deferred origination fees (costs) (3)	19,259		(10,118)

Net gain-on-sale	$139,752		$201,976

(1)	Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period
(2)	Hedge gain (loss) represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to residual interests and loans held for sale
(3)	Net deferred origination fees (costs) include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold

Schedule 1

GAAP Reconciliation of Loan Acquisition Costs

(in thousands)

	1Q05	4Q04	3Q04	2Q04	1Q04
Total expenses	197,935	198,495	164,807	167,964	128,700

Add / subtract:
Excluded expenses (1)	(27,379)	(21,589)	(12,685)	(16,541)	(12,274)
Direct origination costs classified as a reduction in gain-on-sale	36,600	39,200	50,000	63,100	51,600

Loan acquisition costs – overhead	207,156	216,106	202,122	214,523	168,026
Divided by: quarterly volume	10,251,567	11,503,993	10,003,424	12,255,867	8,436,356
Loan acquisition costs overhead (bps)	2.02%	1.88%	2.02%	1.75%	1.99%

(1)	Excluded expenses consist of profit-based compensation, servicing division overhead, certain professional fees and direct origination costs capitalized to loans held for investment

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

New Century believes that the presentation of loan acquisition costs provides useful information regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do when looking at GAAP financial reports. Management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

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